UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

MICROFIELD GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

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4)	Proposed maximum aggregate value of transaction: __________________________________
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

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111 SW Columbia Suite 480
Portland, OR 97201

SPECIAL MEETING OF SHAREHOLDERS
To Be Held March 10, 2008

To Our Shareholders:

You are cordially invited to attend a special meeting of shareholders of Microfield Group, Inc., to be held on March 10, 2008 at Microfield’s offices at 111 SW Columbia, Suite 480, Portland, Oregon 97201, at 10:00 a.m., Pacific time.

At this special meeting, you will be asked to vote on the proposed sale of all of the outstanding stock of Christenson Electric, Inc., a wholly owned subsidiary of Microfield, to CEI Acquisition, LLC, pursuant to the terms of the Acquisition Agreement.  The terms of the Acquisition Agreement are summarized in the following proxy statement.  In addition, the Acquisition Agreement and first amendment thereto is attached to this statement as Appendix B.  All shareholders are encouraged to read this agreement, as well as this proxy statement, in their entirety and consider them carefully in determining whether to vote for this proposed sale.

After a great deal of research and careful consideration, the Board of Directors of Microfield has unanimously approved the sale of Christenson Electric pursuant to the terms of the Acquisition Agreement.  A brief summary of the actions taken by the Board in considering this transaction is set forth in the proxy statement in greater detail.

Majority shareholder approval is a condition precedent to the sale of Christenson Electric and it is therefore very important that your shares are represented at the special meeting, regardless of the size of your holdings.  Accordingly, whether or not you plan to attend this special meeting, we urge you to vote promptly by returning the enclosed proxy card.  Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

You may revoke your proxy at any time before it has been voted.

Thank you very much for your time and consideration in this matter.

Very truly yours,

MICROFIELD GROUP, INC.

By:	/s/ Randall R. Reed
Randall R. Reed
Secretary

THIS PROXY STATEMENT IS DATED [February ___, 2008]
AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT [February ___, 2008].

MICROFIELD GROUP, INC.
111 SW Columbia Suite 480
Portland, OR 97201

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held March 10, 2008

Notice is hereby given that Microfield Group, Inc., will hold a special meeting of shareholders on March 10, 2008.  The special meeting will be held at Microfield’s offices at 111 SW Columbia, Suite 480, Portland, Oregon 97201, at 10:00 a.m., Pacific time, for the purpose of considering and acting upon the following:

1.	To approve the sale of all the outstanding capital stock of Christenson Electric, Inc., a wholly owned subsidiary of Microfield, to CEI Acquisition, LLC; and

2.	To transact such other business as may properly come before the special meeting and any adjournment or adjournments thereof.

Holders of common stock of record at the close of business on February 5, 2008, are entitled to notice of and to vote at the special meeting.  Because Microfield’s Articles of Incorporation do not provide for non-unanimous written consent in lieu of a meeting as permitted by the Oregon Model Business Corporation Act, ORS § 60.211, Microfield is required to hold a special meeting in order to obtain shareholder approval.  A complete list of shareholders will be open to examination of any shareholder at the special meeting.

MICROFIELD GROUP, INC.

By:	/s/ Randall R. Reed
Randall R. Reed
Secretary

IMPORTANT:
IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE PROMPT RETURN OF PROXIES WILL ENSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION. IN ADDITION, THIS PROPOSAL REQUIRES THE APPROVAL OF A MAJORITY OF ALL SHARES OF OUR COMMON STOCK OUTSTANDING, AND NOT JUST A MAJORITY OF THE QUORUM. EACH PROXY GRANTED MAY BE REVOKED BY THE SHAREHOLDER APPOINTING SUCH PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

PROXY STATEMENT

This Proxy Statement is furnished to the holders of the shares of common stock in connection with the solicitation of proxies for use at the special meeting.  The special meeting of Shareholders of Microfield Group, Inc. (the “Company,” “Microfield,” “MICG,” “we, “ “us,” or “our”) will be held on March 10, 2008, at the offices of Microfield at 111 SW Columbia, Suite 480, Portland, Oregon 97201, at 10:00 a.m., Pacific time (the “Special Meeting”).  The enclosed form of proxy is solicited by the Board of Directors of Microfield (the “Board”), and the cost of the solicitation will be borne by Microfield.  The costs and expenditures of the solicitation are not expected to exceed the amount normally expended for this type of proposal.  In addition to solicitation by mail, some of Microfield's directors, officers, and regular employees may solicit proxies personally or by telephone or other means without additional compensation.  When the proxy is properly executed and returned, the shares of common stock it represents will be voted as directed at the special meeting or any postponement or adjournment of the special meeting.  If no direction is indicated, those shares of common stock will be voted "FOR" the proposals set forth in the attached Notice of Special Meeting of Shareholders.  Any Shareholder giving a proxy has the power to revoke it at any time before it is voted at the Special Meeting. All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of Microfield, by delivering a later-dated proxy or by voting in person at the Special Meeting.  The mailing address of the principal executive offices of Microfield is 111 SW Columbia, Suite 480, Portland, Oregon 97201.  This Proxy Statement, the attached notice of Special Meeting of Shareholders, and the accompanying proxy card, attached hereto as Appendix A, are first being mailed to Shareholders on or about [February ___, 2008].

PROPOSAL: APPROVAL OF THE SALE OF CHRISTENSON ELECTRIC, INC.
TO CEI ACQUISITION, LLC

INTRODUCTION

This Proxy Statement is first being mailed on or about [February ____, 2008] to the holders of record of the common stock of Microfield as of the close of business on February 5, 2008.  This Proxy Statement relates to a proposal (the “Proposal”) by the Board of Directors of Microfield to sell Christenson Electric, Inc., an Oregon corporation (“CEI”) to CEI Acquisition, LLC, an Oregon limited liability company (“CEI Acquisition”).

The Board has called a Special Meeting of Shareholders to vote on the Proposal.  The Special Meeting will be held at 10:00 a.m., on March 10, 2008, at the offices of Microfield at 111 SW Columbia, Suite 480, Portland, Oregon 97201.

SUMMARY OF THE TERMS OF THE ACQUISITION AGREEMENT

The following sets forth the material terms of the Acquisition Agreement and the First Amendment to Acquisition Agreement (collectively referred to as the “Acquisition Agreement”).  The Acquisition Agreement has been attached hereto as Appendix B.  Shareholders are encouraged to read the Acquisition Agreement in its entirety.

Parties to the Agreement.  The Acquisition Agreement, dated November 27, 2007, is by and between CEI Acquisition and Microfield.  CEI Acquisition was formed by A. Mark Walter solely for the purpose of purchasing CEI.  Mr. Walter is the current President of CEI and Microfield and a former Director on Microfield’s Board.  Mr. Walter resigned from Microfield’s Board on October 17, 2007.  Other than its contractual rights under the Acquisition Agreement, CEI Acquisition does not currently have any assets.

Structure.  The Acquisition Agreement provides that Microfield, as seller, will sell to CEI Acquisition, as purchaser, all of the issued and outstanding shares of common stock and any other equity interest whatsoever in CEI.  Certificates evidencing these shares will be delivered to CEI Acquisition at the closing.

Consideration.  The cash purchase price to be paid to Microfield by CEI Acquisition is One Million Six Hundred and Fifty Thousand Dollars ($1,650,000).  This amount will be increased or decreased based on the changes in the intercompany payable balances between Microfield and CEI existing at the time of closing from the balances existing on September 29, 2007.  The purchase price will be reduced by an amount equal to the value of any office equipment transferred to Microfield at closing.  CEI Acquisition will also assume approximately $7,934,037 of debt pursuant to the terms of the Acquisition Agreement, which will be adjusted at closing.

Representations and Warranties.  In the Acquisition Agreement, Microfield and CEI Acquisition represent and warrant that the disclosures contained in the Acquisition Agreement are true and correct.  This section contains representations and warranties regarding Microfield’s corporate status, authority to complete the sale of CEI, contracts being assumed by CEI Acquisition, financial statements, undisclosed liabilities, debt obligations, tax matters, litigation, employment matters, and other related matters.  These representations and warranties also include a section stating that since the issuance of the interim financial statements, there has not been any event having a material adverse effect on CEI.  Specific events, warranted not to have occurred, are listed in detail in this section.  To the extent Mr. Walter, or any of the current managers of CEI, have knowledge that any representation and warranty made by Microfield is inaccurate or incomplete, Microfield will not be held in breach of that representation and warranty.

Indemnification.  The Acquisition Agreement provides that the representations and warranties contained in the Acquisition Agreement will survive for one (1) year after the closing.  The parties further agree that each will indemnify and hold harmless the other for any claims arising out of a breach or inaccuracy of the representations or warranties or a failure to perform any covenant required to be performed under the Acquisition Agreement.  This section also includes several limitations on the maximum dollar amounts of indemnification and the procedures for claiming indemnification.

Termination.  The Acquisition Agreement provides that it may be terminated by CEI Acquisition if Microfield breaches any of the terms of the Acquisition Agreement or if shareholder approval is not obtained at the Special Meeting.  Microfield may terminate the Acquisition Agreement if CEI Acquisition breaches any of the terms of the Acquisition Agreement.  The Acquisition Agreement may also be terminated by the mutual consent of the parties.

First Amendment.  On January 29, 2008, CEI Acquisition and Microfield executed a First Amendment to Acquisition Agreement.  In this amendment, the parties agreed to amend several provisions of the Acquisition Agreement.  The most significant amendment involved the elimination of the requirement that Microfield enter into a voting agreement with a majority of its shareholders to approve the sale of CEI.  As a result of this amendment, Microfield now seeks to obtain majority shareholder approval through a proxy solicitation.

BACKGROUND OF THE SALE OF CEI

On an ongoing basis, our Board of Directors and senior management review Microfield’s financial condition and growth prospects.  Based upon these reviews, our Board determined that Microfield’s wholly owned subsidiary, EnergyConnect, Inc., an Oregon corporation (“EnergyConnect” and “ECI”), possessed promising growth potential and profitability in emerging energy markets.  Our Board also determined that future growth of EnergyConnect would require the investment of working capital and significant resources.

In exploring the various options available to Microfield to raise the working capital necessary to fund the continued operations and growth of EnergyConnect, our Board considered the sale of CEI.  Our Board consulted with investment advisors and others in determining that the sale of CEI was a viable option that would provide for its short term cash needs and increase the likelihood and willingness of private equity investors to make future investments of additional capital into Microfield as necessary to further fund the growth of EnergyConnect.  In August of 2007, Microfield became aware of a potential third party buyer of CEI and set up a meeting to discuss the potential terms of the transaction.  Ultimately, the third-party decided not to move forward with the purchase of CEI.  Following this meeting, A. Mark Walter, President of CEI and Microfield, and Director on our Board, notified a member of the Board of his interest in acquiring CEI.  Mr. Walter was provided the opportunity to put together an offer and present it to the Board for consideration.  Mr. Walter engaged independent legal counsel, formed CEI Acquisition to facilitate the purchase of CEI and presented the Board with a letter of intent.  Upon receipt of the initial letter of intent from Mr. Walter, Microfield immediately took action to ensure that Mr. Walter would not be involved in any discussions regarding the proposed sale of CEI.  Microfield also immediately appointed a special committee of three independent directors of the Board (the “Special Committee”) to negotiate the terms of the sale of CEI and to oversee the entire process.  As discussed further below, the Special Committee received legal counsel and recommended that the Board engage an investment advisor to assist Microfield in negotiating the terms of the transaction and to issue a fairness opinion.  The Special Committee also advised the Board that in light of the fact that Mr. Walter was seeking to purchase CEI, Microfield should condition the sale of CEI on obtaining majority shareholder approval.  Further, the Special Committee recommended that Microfield appoint its Chief Financial Officer to closely oversee and monitor the operations of CEI during this time.  The Board acted on and approved all of the recommendations of the Special Committee.

The Special Committee negotiated the terms of the letter of intent with the assistance of legal counsel and its investment advisor and ultimately recommended that the Board enter into a letter of intent with CEI Acquisition dated October 22, 2007.  The Board approved this recommendation and the letter of intent was executed by both parties on October 22, 2007.  To ensure that the financial terms contained in the letter of intent were fair and in the best interest of Microfield and its shareholders, the Special Committee, on the advice of its investment advisor, negotiated into the letter of intent the right of Microfield to solicit other offers or proposals to purchase CEI from third-parties for a period of 35 days after the execution of the letter.  The letter set the total consideration for the sale at $9,584,037.  This consideration consisted of a $1,650,000 cash payment, subject to adjustment to reflect intercompany payable balances and equipment, and a $7,934,037 assumption of debt pursuant to the terms of the Acquisition Agreement.  CEI’s debt obligations are also subject to change prior to closing.

The discussions between Mr. Walter and our Board formally commenced under the terms of the proposed letter intent dated October 1, 2007.  Prior to this time, there were no negotiations, transactions, or material contacts whatsoever between Mr. Walter and any party at Microfield regarding the potential sale of CEI.  Prior to presentation of the October 1, 2007 letter of intent, Mr. Walter only stated his interest in potentially purchasing CEI and no terms of the transaction were discussed.  Furthermore, due to Mr. Walter’s offer to purchase CEI, Mr. Walter resigned from Microfield’s Board on October 12, 2007 and he was not permitted to participate in the Board’s consideration of the proposed sale of CEI and its subsequent vote to approve the transaction.  Microfield and its Board took all reasonable steps to ensure that Mr. Walter was not involved in any internal discussions regarding the sale of CEI and to ensure that the transaction would be negotiated at arms-length.  To these ends, at the onset of the negotiations between CEI Acquisition and Microfield, our Board formed the Special Committee to oversee the potential sale of CEI.  Once the Board approved and employed all of the recommendations of the Special Committee and received a fairness opinion from the investment advisor that stated that the financial terms of the transaction were fair, the Special Committee recommended that the Board approve the sale of CEI to CEI Acquisition subject to majority shareholder approval at a special meeting of shareholders.  The Board followed the recommendation of the Special Committee and approved the sale of CEI to CEI Acquisition subject to majority shareholder approval.

Although the immediate cash flow realized from the sale of CEI was a factor in our Board’s decision to move forward with the sale of CEI to CEI Acquisition, our Board considered many other factors.  Those factors included the following:

•	Permission by Mr. Walter for Microfield and CEI to solicit competitive offers from third parties for a period of 35 days following the execution of the letter of intent;

•	Failure to receive any other offers to purchase CEI from third parties during the 35-day shop period;

•	Mr. Walter’s familiarity with CEI and his readiness to move forward with the transaction in a timely fashion;

•	CEI Acquisition’s ability to obtain sufficient financing to enable it to close the transaction in a timely fashion;

•	The uncertain nature of CEI’s future revenues, which are subject to a number of variables and market conditions outside of Microfield’s and CEI’s control;

•
The terms and conditions of the Acquisition Agreement, including, but not limited to, the provision in the representation and warranty section that states that CEI Acquisition cannot claim that Microfield is in breach of this section if Mr. Walter or any other manager of CEI was aware of the facts giving rise to the breach prior to closing.  This provision significantly decreased Microfield’s risk in connection with the sale of CEI due to Mr. Walter’s knowledge of CEI’s business; and

•	The elimination of the costs associated with employing a broker to assist in locating a potential buyer for CEI.

As discussed earlier, to assist us with the analysis of the sale of CEI, our Board, on the recommendation of the Special Committee, retained Roth Capital Partners, LLC (“Roth”) as a financial advisor.  Roth was engaged to provide Microfield with a fairness opinion regarding the proposed sale of CEI and to solicit other potential offers and proposals from third parties for a period of thirty-five days pursuant to the terms of the letter of intent.  As discussed in greater detail below, Roth was unable to successfully solicit any other offers to purchase CEI.  On November 27, 2007, the parties executed the Acquisition Agreement, a copy of which is attached hereto as Appendix B, for the sale of CEI, which received final Board approval on November 29, 2007.

As majority shareholder approval was a condition precedent under the terms of the Acquisition Agreement, CEI Acquisition requested that Microfield enter into a voting agreement with a majority of the shareholders to ensure that such approval was certain before it incurred more expenses in moving forward with this transaction.  The parties were both aware of a number of large shareholders who had expressed approval of EnergyConnect and CEI’s separation through this transaction.  Although a voting agreement was drafted and approved by counsel for Microfield and CEI Acquisition, due to logistical issues and the delay of the sale of CEI, it has become impractical to utilize a voting agreement.  Therefore, CEI Acquisition and Microfield executed the First Amendment to Acquisition Agreement to, among other things, eliminate the voting agreement requirements.  As a result, Microfield will now obtain majority shareholder approval through a proxy solicitation of all the shareholders, and the voting agreement will not be used.

ESTIMATED COSTS OF THE SALE OF CEI

The estimated aggregate cost of the sale of CEI, including attorney’s fees, fees paid to Roth in connection with the fairness opinion and market check, and costs involved with the solicitation of proxies is $250,000.

FAIRNESS OPINION & MARKET CHECK

Microfield’s Board of Directors retained Roth as a financial advisor to provide Microfield with a fairness opinion regarding the proposed sale and to attempt to locate an offer superior to that of the CEI Acquisition offer.  The Board selected Roth based on Roth’s national reputation, its past experiences with the firm, and on Roth’s familiarity with both Microfield and CEI stemming from the parties’ dealings in the past.  The Board considered and interviewed several other nationally recognized investment banking firms prior to engaging Roth.

Roth, as part of its investment banking business, is experienced in the valuation of businesses and their securities in connection with mergers, acquisitions and similar transactions.  Roth is a nationally recognized investment banking firm continually engaged in providing investment banking and financial advisory services, including the rendering of fairness opinions, providing financial advisory and investment banking services in connection with mergers, acquisitions, leveraged buyouts, recapitalizations, financial restructurings and private placements of debt and equity securities, as well as public offerings of equity securities.

Microfield had worked successfully with Roth in the past.  In June of 2006, Roth completed a private placement of equity for Microfield in the amount of $15 million for which it received a cash fee of $900,000 plus reimbursement for a portion of out-of-pocket expenses incurred during the course of the placement.  Roth maintains a market in the shares of Microfield’s common stock and in the ordinary course of business may trade in Microfield’s securities for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in the securities of Microfield.

In preparing its fairness opinion, Roth had discussions with Microfield’s management concerning the business of CEI, its operations, assets, financial condition, and prospects.  Roth reviewed the public filings of Microfield for the last three years including 10-K reports, 10-Q reports, 8-K reports and proxy materials, reviewed company prepared projections for CEI for the years ended 2007, 2008, 2009, 2011 and 2012 and discussed with management appropriate assumptions for years beyond 2012.  Roth also held discussions with certain members of CEI’s management team and Microfield’s chief financial officer regarding CEI’s business and its outlook.  In addition, Roth reviewed the following:

•	The definitive Acquisition Agreement by and between Microfield and CEI Acquisition dated November 27, 2007;

•	Available public information on certain public companies that are comparable to CEI;

•	Publicly available information on certain acquisitions deemed to be comparable to the CEI transaction;

•	The financial terms of the Acquisition Agreement with the financial terms of certain other transactions that Roth deemed relevant; and

•	The performance of CEI’s business segments as well as general business and economic conditions.

In assessing the fairness of the consideration set forth in the Acquisition Agreement, Roth employed the following three valuation methodologies: (1) discounted cash flow analysis; (2) comparable public company analysis; and (3) comparable transaction analysis.  The discounted cash flow analysis is a “forward looking” methodology and is based on projected future cash flows to be generated by CEI and then discounted back to the present.

The comparable public company analysis uses data from comparable guideline companies to develop a measure of current value for CEI based on its current and estimated revenue, earnings and cash flow.  The theory underlying the comparable company valuation is that companies in the same industry with similar operating characteristics should have certain valuation benchmarks in common.  Under this analysis, Roth assembled a peer group of comparable public companies based on the following criteria: lines of business, maturity of business, business model and risks, size and scale of operations, growth prospects, margins, and other relevant characteristics.  Roth’s analysis of the selected companies includes a multi-period financial comparison of each company’s statement of operations, balance sheet and statement of cash flows.  Roth examined and compared each company’s performance, profitability, leverage and business trends.  Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company’s relative performance and valuation.

The precedent transaction analysis uses data based on the values acquirers have previously placed on comparable guideline companies in a merger or acquisition to develop a measure of current value for CEI.  In an acquisition such as this one, the acquirer purchases a controlling interest in the company, which is often different than the aggregate value of minority interests, which is the book value of the company.  In connection with this analysis, Roth identified several factors that explain other aspects of value, that in turn may limit its usage, such as circumstances surrounding the transaction that may influence the terms, the difference in the market environment for transactions occurring at different periods of time, and the circumstances pertaining to the financial condition of the company that may have an impact on the resulting purchase price.

In addition to these analyses, Roth also made several observations regarding CEI’s status as a public company and the challenges this status presents.  CEI became a public company as a result of its merger with a public shell company.  As such, it does not possess the investment characteristics of most public entities, especially those that become public via a conventional initial public offering.  Roth noted that those characteristics include the following:

•
Scale: CEI is small by public company standards.  Small companies become public via a conventional IPO only when there exists extraordinary upside due to expected market growth and/or proprietary technology;

•
Margins: the promise of high and consistent earnings and free cash flow growth often rests on the foundation of high gross or operating margins.  This may be underpinned by an exceptional business model, proprietary technology or superior execution;

•
Predictability of Operating Results: the fixed cost bids CEI makes on some of its projects subject it to risks over which it has no control.  The electrical contracting business is very sensitive to changes in the economy as well; and

•
High and Consistent Growth of Revenues and Earnings: CEI’s revenues will be substantially lower in 2007 than they were in 2006.  CEI’s profits were substantially lower in 2006 and are expected to be substantially lower in 2007 than they were in 2005.

In connection with its effort to produce an offer for CEI superior to CEI Acquisition’s offer, Roth contacted approximately thirty-eight additional potential acquirers.  Roth did not obtain any additional offers to purchase CEI from any of the potential third-party acquirers nor did it obtain any serious indications of interest.  For its efforts, Microfield paid Roth an engagement cash fee of $10,000.  Microfield next paid a $50,000 fee upon receipt of the fairness opinion.  Microfield will pay Roth an additional $100,000 upon the closing of the sale of CEI.  The engagement of Roth also included cash incentives to Roth for successfully eliciting and closing an offer superior to that of CEI Acquisition’s.  This fee was set at ten percent (10%) of any consideration received in excess of the consideration set forth in CEI Acquisition’s letter of intent, minus $50,000.

In its fairness opinion, Roth stated that the amount of consideration to be paid to Microfield pursuant to the Acquisition Agreement was fair to Microfield from a financial point of view.  This opinion also sets forth a summary of the process Roth used in attempting to produce offers superior to that of CEI Acquisition’s offer.  Roth has consented to the inclusion of the fairness opinion in this Proxy Statement.  The fairness opinion has been attached hereto as Appendix C.  All shareholders are encouraged to read the fairness opinion in its entirety.

RISK FACTORS ASSOCIATED WITH THE SALE OF CEI

The following are the most significant risks associated with the sale of CEI.  Other factors, besides those listed here, could adversely affect the future growth and profitability of Microfield and EnergyConnect, after the sale of CEI.

•
CEI makes up a significant portion of Microfield’s current revenues and the loss of such revenues will have a negative impact on Microfield’s cash flow. EnergyConnect has utilized the cash generated by CEI to fund its day to day operations and will no longer have access to this available cash if the need arises in the future.  In the first three quarters of 2007, CEI’s revenues accounted for approximately $42 million of Microfield’s $52 million of revenues, or approximately 81% of Microfield’s revenues;

•
Microfield has a history of losses, which may continue thereby negatively impacting Microfield’s ability to invest the funds needed to grow and achieve sustained profitability of EnergyConnect.  In the first three quarters of 2007, CEI had a net loss of approximately $200,000 while Microfield reported a net loss of approximately $2.2 million;

•
A potential conflict of interest exists between Mr. Walter and Microfield.  Mr. Walter is CEI Acquisition’s sole member.  He is currently the President of Microfield and was a Director on Microfield’s Board.  Although Mr. Walter did not participate in any in the Board’s decision to sell CEI, this potential conflict of interest should be considered; and

•	The loss of the revenue generated by CEI may require Microfield to raise additional capital through the issuance of additional shares of common stock, thereby diluting stockholder value.

In addition to the risks outlined above relating to this transaction, shareholders are also encouraged to review the Risk Factors set forth in Microfield’s periodic filings that may generally affect the health and viability of Microfield.  These filings are available on the Securities Exchange Commission’s (“SEC”) EDGAR database at www.sec.gov.

MICROFIELD’S PRO FORMA FINANCIAL INFORMATION

The following pro forma condensed consolidated financial statements of Microfield give effect to the sale of CEI.  The pro forma condensed consolidated income statements for the year ending December 30, 2006, are presented as if the sale of CEI occurred at the beginning of the year in 2006.  The pro forma condensed consolidated balance sheets of the Company as of December 30, 2006, have been prepared as if the sale of CEI had been consummated on that date. The pro forma condensed consolidated income statements for the nine months ending September 29, 2007, are presented as if the sale of CEI occurred at the beginning of the year in 2007. The pro forma condensed consolidated balance sheets of the Company as of September 29, 2007, have been prepared as if the sale of CEI had been consummated on that date.

The pro forma condensed consolidated financial statements are based upon available information and certain assumptions made by management. The pro forma condensed consolidated financial statement may be subject to adjustment based on the actual carrying value of net assets sold at the date of closing, among other considerations. These pro forma condensed consolidated financial statements should be read in conjunction with the historical financial information of the Company in reports and documents filed with the SEC.

MICROFIELD GROUP, INC.
PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS
FOR THE YEAR ENDED 12/30/06

	CEI/ECI/MICG	PRO	ECI/MICG
	CONSOLIDATED	FORMA	CONSOLIDATED
	Year	ADJUSTMENTS	Year
	Ended	TO REMOVE	Ended
	12/30/06 [1]	CEI [2]	12/30/06 [3]

REVENUE	76,140,699	(72,933,646)	3,207,053
COST OF SALES	66,859,917	(63,823,049)	3,036,868

GROSS PROFIT	9,280,782	(9,110,597)	170,185

SALES, GENERAL AND ADMIN EXPENSE	13,469,421	(8,835,735)	4,633,686
STOCK-BASED COMPENSATION	1,442,251	-	1,442,251

TOTAL OPERATING EXPENSE	14,911,672	(8,835,735)	6,075,937

NET OPERATING LOSS	(5,630,890)	(274,862)	(5,905,752)

OTHER INCOME (EXPENSE)	6,463,850	1,020,355	7,484,205

NET LOSS	832,960	745,493	1,578,453

1  Per the audited financial statements from Microfield’s 2006 Form 10-K.
2  For purposes of this pro forma, the income statement amounts of  CEI as of December 30, 2006 were adjusted out of the consolidated amounts that were included in the December 30, 2006 audited income statement filed in Microfield’s 2006 Form 10-K.
3  These unaudited amounts represent the pro forma combined income statements of ECI and MICG as of December 30, 2006, after elimination of the CEI income statement amounts.

MICROFIELD GROUP, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF 12/30/06

	CEI/ECI/MICG	PRO FORMA	ECI/MICG
	CONSOLIDATED	ADJUSTMENTS	CONSOLIDATED
	As of	TO REMOVE	As of
	12/30/06 [1]	CEI [2]	12/30/06 [3]
	(Audited)	(Unaudited)	(Unaudited)

CASH	2,544,784	(2,091,250)	453,533
ACCOUNTS RECEIVABLE	9,105,485	(9,006,793)	98,693
OTHER CURRENT ASSETS	3,300,567	(3,251,721)	48,846

TOTAL CURRENT ASSETS	14,950,836	(14,349,764)	601,072

FIXED ASSETS, NET	659,295	(588,779)	70,515
GOODWILL	35,977,047	(6,623,520)	29,353,527
INTANGIBLES, NET	5,466,087	(3,320,251)	2,145,837
OTHER ASSETS	94,081	(84,081)	10,000

TOTAL ASSETS	57,147,346	(24,966,395)	32,180,951

ACCOUNTS PAYABLE	5,063,271	(3,636,037)	1,427,234
OTHER CURRENT LIABILITIES	3,376,891	(3,093,719)	283,172
OPERATING LINE OF CREDIT	3,830,321	(3,710,905)	119,416

TOTAL CURRENT LIABILITIES	12,270,484	(10,440,661)	1,829,823

LONG TERM LIABILITIES	1,260,859	(1,260,859)	-

CAPITAL	150,277,177	(387,537)	149,889,640
RETAINED EARNINGS	(106,661,173)	(12,877,338)	(119,538,512)

NET EQUITY	43,616,004	(13,264,876)	30,351,128

TOTAL LIABILITIES AND EQUITY	57,147,346	(24,966,395)	32,180,951

1  Per the audited financial statements from Microfield’s 2006 Form 10-K.
2  For purposes of this pro forma, the balance sheet totals of  CEI as of December 30, 2006 were adjusted out of the consolidated totals that were included in the December 30, 2006 audited balance sheet included in Microfield’s 2006 Form 10-K.
3  These unaudited amounts represent the pro forma combined balance sheets of ECI and MICG as of December 30, 2006, after elimination of the CEI balance sheet amounts.

MICROFIELD GROUP, INC.
PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENTS
FOR THE NINE MONTHS ENDED 9/29/07

	CEI/ECI/MICG	PRO	ECI/MICG
	CONSOLIDATED	FORMA	CONSOLIDATED
	Nine Months	ADJUSTMENTS	Nine Months
	Ended	TO REMOVE	Ended
	9/29/07 [1]	CEI [2]	9/29/07 [3]

REVENUE	52,005,473	(41,597,436)	10,408,037
COST OF SALES	41,020,602	(34,108,022)	6,912,579

GROSS PROFIT	10,984,872	(7,489,414)	3,495,458

SALES, GENERAL AND ADMIN EXPENSE	12,156,047	(7,108,567)	5,047,480
STOCK-BASED COMPENSATION	668,443	-	668,443

TOTAL OPERATING EXPENSE	12,824,490	(7,108,567)	5,715,923

NET OPERATING LOSS	(1,839,619)	(380,847)	(2,220,466)

OTHER INCOME (EXPENSE)	(342,644)	587,523	244,879

NET LOSS	(2,182,263)	206,677	(1,975,587)[4]

1  Per the unaudited financial statements from Microfield’s 2007 third quarter Form 10-Q.
2  For purposes of this pro forma, the income statement amounts of  CEI as of September 29, 2007 were adjusted out of the consolidated amounts that were included in the September 29, 2007 unaudited income statement filed in Microfield’s 2007 third quarter Form 10-Q.
3  These unaudited amounts represent the pro forma combined income statements of ECI and MICG as of September 29, 2007, after elimination of the CEI income statement amounts.
4  The Company’s direct costs for legal, advisory and other services in connection with this transaction are estimated to be approximately $250,000, and are not included in this loss amount through the nine months ended September 29, 2007.  These direct costs will be included in the financial statements in 2008.

MICROFIELD GROUP, INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF 9/29/07

	CEI/ECI/MICG	PRO FORMA	ECI/MICG
	CONSOLIDATED	ADJUSTMENTS	CONSOLIDATED
	As of	TO REMOVE	As of
	9/29/07 [1]	CEI [2]	9/29/07 [3]
	(Unaudited)	(Unaudited)	(Unaudited)

CASH	1,824,799	(1,140,654)	684,145
ACCOUNTS RECEIVABLE	10,520,414	(8,620,181)	1,900,233
OTHER CURRENT ASSETS	3,626,244	(3,360,059)	266,185

TOTAL CURRENT ASSETS	15,971,457	(13,120,894)	2,850,562

FIXED ASSETS, NET	750,866	(664,473)	86,393
GOODWILL	35,977,047	(6,623,520)	29,353,527
INTANGIBLES, NET	5,069,574	(3,103,037)	1,966,537
OTHER ASSETS	94,663	(84,081)	10,583

TOTAL ASSETS	57,863,608	(23,596,006)	34,267,602

ACCOUNTS PAYABLE	5,487,321	(3,365,129)	2,122,192
OTHER CURRENT LIABILITIES	4,512,397	(4,512,397)	-
OPERATING LINE OF CREDIT	5,109,719	(4,991,286)	118,433

TOTAL CURRENT LIABILITIES	15,109,437	(12,868,812)	2,240,625

LONG TERM LIABILITIES	71,430	(71,430)	-

CAPITAL	151,526,177	(4,522,964)	147,003,213
RETAINED EARNINGS	(108,843,436)	(6,132,800)	(114,976,236)

NET EQUITY	42,682,741	(10,655,764)	32,026,977

TOTAL LIABILITIES AND EQUITY	57,863,608	(23,596,006)	34,267,602

1  Per the unaudited financial statements from Microfield’s 2007 third quarter Form 10-Q.
2  For purposes of this pro forma, the balance sheet totals of  CEI as of September 29, 2007 were adjusted out of the consolidated totals that were included in the September 29, 2007 unaudited balance sheet filed in Microfield’s 2007 third quarter Form 10-Q.
3  These unaudited amounts represent the pro forma combined balance sheets of ECI and MICG as of September 29, 2007, after elimination of the CEI balance sheet amounts.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

A. Mark Walter is a former Director on Microfield’s Board.  Mr. Walter is the sole member of CEI Acquisition.  Mr. Walter resigned from Microfield’s Board on October 12, 2007, and did not participate in the Board’s consideration of the proposed sale of CEI and its subsequent vote to approve the transaction.

Mr. Walter is also currently serving as President of Microfield and CEI and is involved in the day to day operations of CEI.  Mr. Walter was appointed President of Microfield in November of 2004.  Mr. Walter will resign as President of Microfield simultaneous with the closing of the transaction and will have no further affiliation or involvement with Microfield other than Microfield’s temporary use of some office space and supplies.  Additionally, Mr. Walter had 1,297,500 outstanding options to purchase Microfield stock as of December 29, 2007.  He also had 865,990 of vested options to purchase Microfield stock as of that date.  Finally, an additional 431,510 of options to purchase Microfield stock would fully accelerate at the closing of the sale of CEI.

FEDERAL TAX TREATMENT OF THE SALE OF CEI

The following is a general summary of the material United States federal income tax consequences of the sale of CEI.  This summary is based on the Internal Revenue Code, existing, temporary, and proposed U.S. Treasury regulations, and published rulings, guidance, and court decisions, all as currently in effect on the date hereof, and all of which are subject to change by legislative, judicial, or administrative action, possibly with retroactive effect.

While this summary addresses the material United States federal income tax consequences of the sale of CEI, neither state, foreign nor local tax consequences of the sale are discussed.  Further, this summary is not a complete description of all of the federal income tax consequences that may be relevant to the sale.  Our shareholders should consult with their own tax advisers for advice regarding the United States federal, state, local and other tax consequences of the sale.

The sale of CEI will be a taxable transaction to Microfield and we generally will recognize a gain or a loss based on the difference between the consideration received and our adjusted tax basis in the assets transferred under the Acquisition Agreement.  However, Microfield does not anticipate that the sale of CEI will generate any federal or state tax liability.

ACCOUNTING TREATMENT OF THE SALE OF CEI

For accounting purposes, the sale of CEI will result in an approximate $20 million loss to Microfield due to the large amount of CEI debts previously paid off by Microfield.

REGULATORY APPROVALS

No federal or state regulatory approval must be obtained in connection with the sale of CEI.

RECORD DATE AND SHARES ENTITLED TO VOTE

Only holders of common stock of record as of the close of business on February 5, 2008 will be entitled to vote at the Special Meeting.  As of the record date, Microfield had outstanding 83,696,416 shares of common stock held by [177] shareholders of record.  Holders of common stock on the record date are entitled to one vote for each common share of stock held on any matter that may properly come before the Special Meeting.  All issued preferred stock of Microfield has, in accordance with the Articles of Incorporation, automatically converted to common stock prior to the record date and any shareholders that are in possession of preferred certificates are entitled to one vote for each share of common stock into which such share of preferred stock has converted into (rounded to the nearest whole share) on any matter that may properly come before the Special Meeting.  Anyone holding preferred certificates can surrender those certificates to Microfield and ask that common share certificates be issued.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 29, 2007 as to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of any class of our common or preferred stock, (ii) each of our directors, (iii) each of the executive officers and (iv) all directors and executive officers as a group. Except as otherwise noted, we believe the persons listed below have sole investment and voting power with respect to the common stock owned by them.

		Common Stock and Common Stock Equivalents
	Five Percent Shareholders, Directors and Certain Executive Officers	Equivalent Common Shares Beneficially Owned (1)	Approximate Voting Percentage (2)
	Christenson Group, LLC 111 SW Columbia, Suite 480 Portland, OR 97201	4,328,017	5.19%
(3)	Robert J. Jesenik 5300 Meadows Rd., Suite 400 Lake Oswego, OR 97035	7,570,230	8.7%
	CEAC 5300 Meadows Rd., Suite 400 Lake Oswego, OR 97035	4,328,017	5.19%
(4)	Rodney M. Boucher 111 SW Columbia, Suite 480 Portland, OR 97201	15,032,713	16.77%
(5)	Gene Ameduri 111 SW Columbia, Suite 480 Portland, OR 97201	9,540,043	10.92%
(6)	William C. McCormick 111 SW Columbia, Suite 480 Portland, OR 97201	2,863,959	3.35%
(7)	Phillip Harris 111 SW Columbia, Suite 480 Portland, OR 97201	54,688	*
(8)	Kurt Yeager 111 SW Columbia, Suite 480 Portland, OR 97201	54,688	*
(9)	Randall R. Reed 111 SW Columbia, Suite 480 Portland, OR 97201	102,344	*
(10)	Gary D. Conley 111 SW Columbia, Suite 480 Portland, OR 97201	78,125	*
(11)	John Metcalf 111 SW Columbia, Suite 480 Portland, OR 97201	55,313	*
(12)	A. Mark Walter 111 SW Columbia, Suite 480 Portland, OR 97201	788,219	*
(13)	All directors and executive officers as a group (7 persons)	28,570,089	29.58%

* Less than 1%

(1)
Shares to which the person or group has the right to acquire as of February 29, 2008, are deemed to be outstanding in calculating the percentage ownership of the person or group, but are not deemed to be outstanding as to any other person or group.

(2)	Percentage prior to offering is based on 83,696,416 shares of common stock outstanding as of December 29, 2007.

(3)	Includes 955,654 warrants and vested options convertible into common stock within 60 days of December 29, 2007.

(4)	Includes 6,196,058 warrants and vested options convertible into common stock within 60 days of December 29, 2007.

(5)	Includes 3,897,712 warrants and vested options convertible into common stock within 60 days of December 29, 2007.

(6)	Includes 1,894,758 warrants and vested options convertible into common stock within 60 days of December 29, 2007.

(7)	Includes 54,688 vested options convertible into common stock within 60 days of December 29, 2007.

(8)	Includes 54,688 vested options convertible into common stock within 60 days of December 29, 2007.

(9)	Includes 102,344 vested options convertible into common stock within 60 days of December 29, 2007.

(10)	Includes 78,125 vested options convertible into common stock within 60 days of December 29, 2007.

(11)	Includes 55,313 vested options convertible into common stock within 60 days of December 29, 2007.

(12)	Includes 786,719 vested options convertible into common stock within 60 days of December 29, 2007.

(13)	Includes 13,120,403 warrants and vested options convertible into common stock within 60 days of December 29, 2007.

QUORUM AND VOTING REQUIREMENTS

The presence in person or by proxy of the holders of the majority of the shares of common stock issued and outstanding as of the record date and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.  Abstentions with respect to any proposal under consideration at the Special Meeting will be counted for purposes of establishing a quorum.  If a quorum is present, abstentions will have no effect on the proposed sale of CEI.  As of the record date, the directors and the executive officers of Microfield owned an aggregate of approximately [18.5%] of the outstanding shares of common stock.  Shares of common stock held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters before the Special Meeting even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner.

FINANCIAL INFORMATION

For more detailed information regarding Microfield, including financial statements, you may refer to our most recent Form 10-Q for the quarterly period ended September 29, 2007, and other periodic filings with the SEC which we file from time to time.  This information may be found on the SEC’s EDGAR database at www.sec.gov.

NO DISSENTER’S RIGHTS

Under Oregon law, any dissenting shareholders are not entitled to appraisal rights with respect to the proposed sale of CEI, and we will not independently provide shareholders with any such right.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Proposals of shareholders intended to be presented at the Company’s 2008 annual meeting of Shareholders must be received by the Company at its principal office no later than February 15, 2008, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts are "forward-looking statements" within the meaning of the federal securities laws.  Although the Company believes that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct.  These forward-looking statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the forward-looking statements.  Any such forward-looking statements should be considered in light of such important factors and in conjunction with other documents of the Company on file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for the Company to predict all of such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement.  Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligations to update the information contained in such statement to reflect subsequent developments or information.

/s/ Randall R. Reed
Randall R. Reed
Secretary

Appendix A

MICROFIELD GROUP, INC.
PROXY
PROXY FOR SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON March 10, 2008

The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated [February ___, 2008], and hereby names, constitutes and appoints Randall R. Reed and Rodney M. Boucher, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and Proxies for me and in my place and stead to attend the Special Meeting of the Shareholders of Microfield Group, Inc. (the "Company"), to be held at 10:00 a.m. on March 10, 2008, and at any postponement or adjournment thereof, and to vote all the shares of Common Stock, including the shares of Common Stock into which any Preferred Stock has converted into, held of record in the name of the undersigned on February 5, 2008 with all the powers that the undersigned would possess if he were personally present.

Please mark your votes as /X/ indicated in this example.

		FOR the Sale of Christenson Electric, Inc.	AGAINST the Sale of Christenson Electric, Inc.	ABSTAIN
PROPOSAL 1:	Approval of the Sale of All the Outstanding Capital Stock of Christenson Electric, Inc. to CEI Acquisition LLC	/ /	/ /	/ /
PROPOSAL 2:
Upon such other matters as may properly come before, or incident to the conduct of the Special Meeting, the Proxy holders shall vote in such manner as they determine to be in the best interests of the Company.  The Company is not presently aware of any such matters to be presented for action at the meeting.  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.  IF NO SPECIFIC DIRECTION IS GIVEN AS TO PROPOSAL 1, THIS PROXY WILL BE VOTED “FOR” PROPOSAL 1.

I DO ( )	DO NOT ( )	PLAN TO ATTEND THE SPECIAL MEETING. (PLEASE CHECK)

The shareholder signed below reserves the right to revoke this Proxy at any time prior to its exercise by written notice delivered to the Company’s Secretary at the Company’s corporate offices at 111 SW Columbia, Suite 480, Portland, Oregon 97201, prior to the Special Meeting.  The power of the Proxy holders shall also be suspended if the shareholder signed below appears at the Special Meeting and elects in writing to vote in person.

Signature(s)__________________________________________ Dated __________, 2008
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

APPENDIX B

ACQUISITION AGREEMENT

by and between

CEI ACQUISITION, LLC

and

MICROFIELD GROUP, INC.

relating to the purchase and sale of
all of the capital stock of

CHRISTENSON ELECTRIC, INC.

Dated as of November 27, 2007

ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT, dated November 27, 2007 (“Agreement”), is by and between CEI Acquisition, LLC, an Oregon limited liability company (“Purchaser”), and Microfield Group, Inc., an Oregon corporation (“Seller”).

WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding shares of Common Stock and any other equity interest whatsoever (collectively, the “Shares”) in the Christenson Electric, Inc., an Oregon corporation (“Company”) as more particularly set forth on Schedule 1 hereto;

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Shares on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, certain capitalized terms used in this Agreement are defined in Section 8.16.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
SALE OF SHARES AND CLOSING

Section 1.1              Purchase and Sale.  Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, all of the right, title and interest of Seller in and to the Shares at the Closing on the terms and subject to the conditions set forth in this Agreement.  The purchase and sale of the Shares is referred to in this Agreement as the “Acquisition.”

Section 1.2              Purchase Price.  The aggregate purchase price for all of Seller’s Shares (the “Purchase Price”) shall be the sum of One Million Six Hundred Fifty Thousand Dollars ($1,650,000); plus or minus the following:

(a)           Net Intercompany Payables.  Minus any increase in the net Intercompany Payables balance owed by Seller and its Affiliates to Purchaser from      September 29, 2007 to Closing, or plus any decrease in the net Intercompany Payables balance owed by Seller and its Affiliates to Purchaser from September 29, 2007 to Closing (“Intercompany Payables”).

(b)           Office Equipment.  Minus the fair value of any office equipment, as set forth on Schedule 2, transferred from the Company to Seller or its Affiliates from September 29, 2007 to Closing.

Section 1.3              Manner of Payment of Purchase Price.

(a)           Closing Payment.  At the Closing, Purchaser shall pay the Purchase Price in readily available funds by wire transfer or otherwise, plus or minus any adjustments to the Purchase Price pursuant to Section 1.2(a)and Section 1.2(b)(the “Closing Payment”).

1 - ACQUISTION AGREEMENT

(b)           Manner of Delivery of Shares.  At the Closing, Seller shall deliver to Purchaser certificates evidencing the Shares duly endorsed or accompanied by valid stock powers duly executed in proper form for transfer.

Section 1.4             Time and Place of Closing.  The closing of the Acquisition (the “Closing”) shall take place at the offices of White & Lee, LLP, 805 S.W. Broadway, Suite 2440, Portland, OR 97205, as soon as reasonably practicable following satisfaction of the conditions set forth in Article V of this Agreement.  The date the Closing occurs is herein referred to as the “Closing Date.”

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements contained in this Article IIare true and correct, except as set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”), each of which disclosures, in order to be effective, shall clearly reference the appropriate section and, if applicable, subsection of this Article II to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in the appropriate section or subsection of this Article II; provided, however, given that the primary principal of Purchaser, A. Mark Walter (“Walter”), has been the president of the Company since July of 2005, Seller shall not be in breach of any representation or warranty in this Agreement for any provision that Walter, or any of the managers of the Company, knows or reasonably should know is inaccurate or incomplete.

Section 2.1             Organization of Company.  The Company is a corporation duly organized, validly existing and in good standing, under the laws of the State of Oregon and has full corporate power and authority to own or lease all of its respective properties and assets and to carry on the Business as it is now being conducted.  Seller has delivered to Purchaser a complete and correct copy of its articles of incorporation, bylaws and any other of its organizational documents.  Such organizational documents are in full force and effect and the Company is not in violation of any provision thereof.

Section 2.2             Authorization of Transaction.  Seller and the Company have full power and authority to perform their or its respective obligations hereunder.  This Agreement and the agreement, instruments and certificates executed pursuant thereto constitute valid and legally binding obligations of Seller, enforceable in accordance with its respective terms and conditions.  The Disclosure Schedule sets forth all known notices, filings, authorizations, consents, or approvals needed from any government or governmental agency or “Third Party” to consummate the transactions contemplated by this Agreement (“Third Party Consents”).

Section 2.3             Noncontravention.  To Seller’s knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate or conflict with any constitution, statute, regulation, rule, injunction, judgment, Order, decree, ruling, charge, or other restriction of any government, governmental agency, or court, (ii) violate any provision of the articles of incorporation or bylaws of the Seller or of the Company, (iii) constitute a material violation or breach of, or conflict with, or constitute or create a default under (with or without notice or the lapse of time or both), or result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any agreement or instrument to which Seller or the Company are a party, by which any of the Shares or any property of the Company is bound, or to which Seller or the Company or any of the Shares or such property is subject, or (iv) result in the creation or imposition of any Encumbrance upon the Shares or any property of the Company.  No Action, suit, or Proceeding is pending before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, Order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Purchaser to own the Shares and to control the Company, or (iv) have a Material Adverse Effect on the Company.

2 - ACQUISTION AGREEMENT

Section 2.4              Broker’s Fees.  Neither the Company nor Purchaser will have any liability or obligation to pay any fees or commissions to any broker, finder, or agent engaged by Seller or its Affiliates (excluding the Company and Purchaser) with respect to the transactions contemplated by this Agreement.

Section 2.5              Capitalization.  The authorized capital stock of the Company consists of 500 shares of Common Stock, of which 100 shares of Common Stock are issued and outstanding and held by Seller.  All of the issued and outstanding Shares have been duly authorized, are validly issued, fully paid, and non-assessable.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company.

Section 2.6              Shares.  Seller holds of record and owns beneficially the Shares free and clear of any restrictions on transfer, Taxes, Encumbrances, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands.  Seller is not a party to any option, warrant, purchase right, or other Contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement).  Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company.  At Closing, the Shares shall constitute all of the issued and outstanding capital stock of the Company, and as a result of this Agreement, Purchaser shall be the record and beneficial owner of all capital stock of the Company, free of all Encumbrances.

Section 2.7              Subsidiaries.  The Company does not control directly or indirectly or have any direct or indirect equity participation in any corporation, partnership, trust, or other business association.  The Company does not have any obligation or contractual right to acquire any equity participation in any corporation, partnership, trust, or other business association.  The Company is not party to any voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any other corporation, partnership, trust, or other business association.

3 - ACQUISTION AGREEMENT

Section 2.8              Financial Statements.  Attached hereto as Exhibit A is a compiled balance sheet, profit and loss statement, and statement of changes in equity dated as of September 29, 2007 and for the nine-month period immediately preceding such date (the “Interim Financial Statements”).  The Interim Financial Statements have been prepared in accordance with GAAP applied on a basis consistent with financial statements of previous years and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company as of the date thereof and for the respective period covered thereby.  The financial position of the Company at Closing shall not be materially different from what is shown in the Interim Financial Statements.

Section 2.9              Events Subsequent to Interim Financial Statements.  To Seller’s knowledge, since the Interim Financial Statements, there has not been any event that has had a Material Adverse Effect on the Company.  Without limiting the generality of the foregoing, since that date, and except as set forth in the attached Disclosure Schedule:

(a)           the Company has not accelerated, terminated, made material modifications to, or canceled any material agreement, Contract, lease, or license to which the Company is a party or by which it is bound;

(b)           the Company has not created any Encumbrance upon any of its assets, tangible or intangible;

(c)           the Company has not created, incurred, assumed, or guaranteed any indebtedness for borrowed money and capitalized lease obligations;

(d)           there has been no change made or authorized in the articles of incorporation or bylaws of the Company;

(e)           the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(f)           there has been no change in the method of accounting or keeping of books of account or accounting practices with respect to the Company; and

(g)           the Company has not committed to do any of the foregoing.

Section 2.10           Undisclosed Liabilities.  To Seller’s knowledge, the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for liabilities set forth in the Interim Financial Statements.

Section 2.11           Tax Matters.  The Company is not an “S” corporation within the meaning of Section 1361(a) of the Internal Revenue Code (the “Code”), nor has it been since Seller acquired all of its capital stock.  Except as set forth on the Disclosure Schedule, the Company has filed all federal and state income tax returns when due, and there are no unpaid liabilities or obligations (including penalties) for any income tax returns that are due but have not been filed.  The Company is not a party to and is not bound by any tax sharing, tax indemnity or similar agreement.  There are no liens or encumbrances for any income tax that is due and payable prior to the Closing Date upon any asset of the Company or the Company’s capital stock.  There are no claims or investigations by the Internal Revenue Service or any other tax authority pending or, to the knowledge of Seller, threatened against the Company for any past due income taxes.  To Seller’s knowledge, the Company has not participated in any tax shelter described in Section 6111 of the Code and the Treasury Regulations thereunder or any transaction that is or was required to be registered or disclosed under Sections 6111 and/or 6011 of the Code and Treasury Regulations thereunder.

4 - ACQUISTION AGREEMENT

Section 2.12           Corporate Records.  The corporate records and minute books of the Company, all of which have been provided to Purchaser, contain complete and accurate minutes of all meetings of and corporate actions or written resolutions of the directors, committees of directors and shareholders of the Company, including all by-laws and resolutions passed by the directors, committees of directors and shareholders of the Company for the period of time that Seller owned the Company’s capital stock.  All such meetings were duly called and held, all such corporate actions and written resolutions were duly taken or validly signed and all such by-laws and resolutions were duly passed.  The share certificate books, register of shareholders, register of transfers, register of directors and similar corporate records of the Company are complete, accurate and current.

Section 2.13            Litigation.  The Company is not (i) subject to any outstanding injunction, judgment, Order, decree, ruling, or charge or (ii) a party, or to Seller’s knowledge, threatened to be made a party to any Action, suit, Proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, provincial, local, or foreign jurisdiction or before any arbitrator.

Section 2.14            Real Property; Tangible Property.

(a)           The Company owns no real property.

(b)           The Disclosure Schedule describes all leases or agreements to lease under which the Company leases any real or immovable property (collectively, the “Leases”).  The names of the other parties to the Leases, the description of the Leased Premises, the term, rent and other amounts payable under the Leases and all renewal options available under the Leases are accurately set out in the Disclosure Schedule.  Complete and correct copies of the Leases have been provided to Purchaser.

Section 2.15            Guarantees.  The Company is not a guarantor or otherwise responsible for any liability or obligation (including Indebtedness) of any other Person or entity.

Section 2.16            Certain Business Relationships with the Company.  Seller does not own any material asset, tangible or intangible, which is used in the Business.  All Intercompany Payables are accurately reflected on the Disclosure Schedule.

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Section 2.17            Employment Matters.

(a)           There are no existing or, to Seller’s knowledge, threatened, labor strikes or labor disputes, grievances, controversies or other labor troubles affecting the Company or the Business.

(b)           The Company has complied with all applicable laws, rules, regulations and Orders applicable to it relating to employment, including those relating to wages, hours, collective bargaining, occupational health and safety, workers’ hazardous materials, employment standards, pay equity and workers’ compensation, except where the failure to comply would not have a Material Adverse Effect on the Company.  There are no outstanding charges or complaints against the Company relating to unfair labor practices or discrimination or under any legislation relating to employees.

Section 2.18            Employee Benefit and Pension Plans.

(a)           Except as listed in the Disclosure Schedule, the Company does not have, and is not subject to any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan or policy, employee group insurance plan, hospitalization plan, disability plan or other employee benefit plan, program, policy or practice, formal or informal, with respect to any of its employees.

(b)           The Disclosure Schedule also lists the general policies, procedures and work-related rules in effect with respect to employees of the Company, whether written or oral, including but not limited to policies regarding holiday, sick leave, vacation, disability and death benefits, termination and severance pay, automobile allowances and rights to company-provided automobiles and expense reimbursements.  (The plans, programs, policies, practices and procedures listed in the Disclosure Schedule are collectively called the “Benefit Plans”).  Complete and correct copies of all documentation establishing or relating to the Benefit Plans listed in the Disclosure Schedule or, where such Benefit Plans are oral commitments, written summaries of the terms thereof, and the most recent financial statements and actuarial reports related thereto and all reports and returns in respect thereof filed with any regulatory agency within three (3) years prior to the date hereof have been provided to Purchaser.

(c)           The pension plans included in the Benefit Plans are registered under and are in compliance with all applicable federal and state legislation, and all reports, returns and filings required to be made thereunder have been made.  Such pension plans have been administered in accordance with their terms and the provisions of applicable law.  Each pension plan has been funded in accordance with the requirements of such plans based on actuarial assumptions which are appropriate to the employees of the Company and the Business.  Based on such assumptions, there is no unfunded liability under any such pension plan.  No changes have occurred since the date of the most recent actuarial report provided to Purchaser in respect of such pension plans which makes such report misleading in any material respect and, since the date of such report, the Company has not made or granted or committed to make or grant any benefit improvements to which members of the pension plans are or may become entitled which are not reflected in such actuarial report.  No funds have been withdrawn by the Company from any such pension plan or other Benefit Plans.

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(d)           There are no pending claims by any employee covered under the Benefit Plans or by any other Person or entity which allege a breach of fiduciary duties or violation of applicable law or which may result in liability to the Company and, to the best of the knowledge of Seller, there is no basis for such a claim.  There are no employees or former employees of the Company who are receiving from the Company any pension or retirement payments, or who are entitled to receive any such payments, not covered by a pension plan to which the Company is a party.

Section 2.19            Shareholders’ Agreements, etc.  There are no shareholders’ agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the shares of the Company.

Section 2.20            Bank Accounts and Authorizations.  The Disclosure Schedule contains a list of all safe deposit boxes and bank accounts of the Company and the names of all Persons or entities having access or signing authority and of all powers of attorney given by the Company.

Section 2.21            Insurance.  The Disclosure Schedule contains a list of all insurance policies (including the name of the insurer, policy number, amount of coverage, type of insurance, expiry date and details of pending claims) maintained by the Company in respect of its assets, business operations, directors, officers and employees.  True and correct copies of all such insurance policies have been delivered to Purchaser.  All such insurance policies are valid and enforceable and in full force and effect.  The Company is not in default with respect to the payment of any premium or compliance with any of the provisions contained in any such insurance policy or has failed to give any notice or present any claim within the appropriate time therefor.  There are no circumstances under which the Company would be required to or, to maintain its coverage, should give any notice to the insurers under any such insurance policy which has not been given.  The Company has not received notice from any of the insurers regarding cancellation of such insurance policy.  The Company has not received notice from any of its insurers denying any outstanding claims that could have a Material Adverse Effect on the Company during the six (6) month period prior to the Closing of this Agreement.

Section 2.22            Disclosure.  No representation or warranty made by Seller or the Company in this Agreement or the exhibits or schedules hereto or certificates delivered hereunder, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that each statement contained in this Article III is true and correct as of the date hereof:

Section 3.1             Corporate Existence of Purchaser.  Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

Section 3.2             Authority.  The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly and validly authorized by the members of Purchaser.  This Agreement has been duly and validly executed and delivered by Purchaser and upon the execution and delivery by the Company and Seller, constitutes, legal, valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms.

Section 3.3             No Conflicts.  The execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:  (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the charter documents of Purchaser; (b) conflict with or result in a violation or breach of any law or Order applicable to Purchaser or any of its assets and properties; except as could not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or on the ability of Purchaser to consummate the transactions contemplated hereby or to perform any of its obligations hereunder; or (c) constitute a material violation or breach of, or conflict with, or constitute or create a default under (with or without notice or the lapse of time or both), or result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any agreement or instrument to which Seller or the Company are a party, by which any of the Shares or any property of the Company is bound, or to which Seller or the Company or any of the Shares or such property is subject.

Section 3.4             Governmental Approvals and Filings.  No consent, approval or action of, filing with or notice to any governmental or regulatory authority on the part of Purchaser is required in connection with the due execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

Section 3.5             Legal Proceedings.  There are no Orders outstanding and no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser which could reasonably be expected to delay or to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or otherwise to impair the ability of Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

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Section 3.6             Purchase Entirely for Own Account.  This Agreement is made with Purchaser in reliance upon Purchaser’s representation to the Company, which, by Purchaser’s execution of this Agreement, Purchaser hereby confirms, that the Shares will be acquired for investment for Purchaser’s own account and not with a view to the distribution of any part thereof, and that Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same in a manner contrary to the Securities Act of 1933, as amended (the “Act”), or applicable state securities laws.

Section 3.7             Disclosure of Information; Due Diligence.  Purchaser represents and acknowledges that it has been solely responsible for its own “due diligence” investigation of the Company and its management and business, for its own analysis of the merits and risks of this investment, and for its own analysis of the fairness and desirability of the terms of the investment.  Purchaser represents that it has had an opportunity to ask questions of and receive answers from Seller regarding the Company and the terms and conditions of the offering of the Shares and to obtain additional information necessary to verify the accuracy of the information supplied or to which it had access.

Section 3.8             Investment Experience; Accredited Investor Status.  Purchaser is able to fend for itself in the transactions contemplated by this Agreement, can bear the economic risk of its investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.  Purchaser represents it has not been organized for the purpose of acquiring the Shares.  Purchaser understands that the Securities have not been registered under the Act, or under the securities laws of any jurisdiction, by reason of reliance upon certain exemptions, and that the reliance of the Company on such exemptions is predicated upon the accuracy of Purchaser’s representations and warranties in this Article III.  Purchaser is familiar with Regulation D promulgated under the Act and is an “accredited investor” as defined in Rule 501(a) of Regulation D.

Section 3.9             As-Is Where-Is.  Purchaser has had the opportunity to review and inspect the business of the Company.  Other than the representations and warranties provided by Seller, Purchaser is purchasing the stock of the Company and the Company on an “As-Is Where-Is” basis with all faults.

Section 3.10            U.S. Bank Obligation.  Purchaser represents that the entire obligation owed to U.S. Bank by the Company, which is guaranteed by Seller, will be paid off at, or prior to the Closing, by Purchaser.

Section 3.11            Leases. Purchaser will comply with the terms and conditions of the Company’s lease obligations and assumes all obligations pursuant to said leases.

ARTICLE IV
COVENANTS OF SELLER AND PURCHASER

Section 4.1             Resignations.  On the Closing Date, Seller shall cause to be delivered to Purchaser, except with respect to Walter, duly signed resignations, effective as of the Closing, of all members of the boards of directors of their positions as directors and of all officers of their positions as officers of the Company.

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Section 4.2             Mutual Nondisparagement.  Seller and Purchaser hereby covenant and agree that, from and after the date of this Agreement, Seller and their Affiliates and Purchaser and their Affiliates shall not make or cause to be made any oral or written statement, or take any other action, which disparages, criticizes, damages the reputation of, or is inimical to, the other party or any of its Affiliates, including without limitation any statements or actions with the Company’s employees and contractors.

Section 4.3             Mutual Confidentiality.  Seller and Purchaser hereby covenant and agree that, from and after the date of this Agreement, Seller and their Affiliates and Purchaser and its Affiliates shall keep confidential and not disclose to any other Person or use for their own benefit or the benefit of any other Person any information regarding the Company or the terms of this Agreement.  The obligation of the parties under this Section 4.2shall not apply to information which: (a) is or becomes generally available to the public without breach of the commitment provided for in this Section 4.3; or (b) is required to be disclosed by law, order or regulation of a court or tribunal or government authority; provided, however, that in any such case, the party seeking to disclose information shall notify the other as early as reasonably practicable prior to disclosure to allow the other party to take appropriate measures to preserve the confidentiality of such information.  Notwithstanding the forgoing, each party and their respective employees, representatives and agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein and all materials of any kind (including opinions and other tax analyses) that are provided to such party or such Person relating to such tax treatment and tax structure.  The authorization to disclose set forth in this Section does not apply to the extent non-disclosure is necessary to comply with securities laws, and does not extend to disclosure of any other information, including: (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transactions contemplated herein, (ii) the identities of participants or potential participants in the transactions contemplated herein, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transactions contemplated herein), or (v) any other term or detail not relevant to the tax treatment or tax structure of the transactions contemplated herein.

Section 4.4             Public Announcements.  Seller and Purchaser shall not disseminate any non-public information in any press release or other announcement concerning the transactions contemplated by this Agreement except as otherwise required by any applicable law, including without limitation filings required by the federal securities laws, or court order, provided, however, that Seller and Purchaser shall be permitted to make public announcements if the parties consult and agree in good faith with the other concerning the contents of any public announcements made prior to making such disclosure.

Section 4.5             Third Party Consents.  Seller shall cause the Company, and Purchaser shall cooperate and assist, to obtain Third Party Consents prior to Closing.

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Section 4.6             Employee Matters.

(a)           Without affecting Purchaser’s rights to terminate an employee of the Company following the Closing Date, it is Purchaser's current intention to cause the Company to retain substantially all of the current employees of the Company following the Closing.

(b)           Nothing contained herein, express or implied, is intended to: (i) create any third party beneficiaries hereto or in any other way confer on any Person other than the parties hereto or their respective successors and assigns, any rights remedies obligations or liabilities under this Agreement, or (ii) limit the discretion of Purchaser and the Company to amend or terminate any plan, policy or employment practice of the Company any time following the Closing.

Section 4.7             Tax Matters.

(a)           Preparation and Filing of Returns.  Prior to Closing, Seller shall use commercially reasonable efforts to prepare or cause to be prepared and file or cause to be filed all state and federal income tax returns of the Company for all taxable periods ending before Closing, except such returns which are not due (the “Returns”).  If the Returns are not filed before the Closing, Seller shall continue to use commercially reasonable efforts to cause the Returns to be filed in a timely manner.  Purchaser shall be afforded the opportunity to review such Returns prior to filing.  To the extent Purchaser reasonably believes there is a material misstatement in any such Return, and Purchaser can provide definitive proof of the misstatement, Seller shall not file such Return until the material misstatement is corrected.  Seller’s obligation to file the Returns is suspended during the time in which the parties are attempting to resolve in good faith any disagreement about the contents of the Returns.

(b)           338(h)(10) Election.  Purchaser may request that the Company and Seller make elections under Section 338(h)(10) of the Internal Revenue Code, or other, similar sections of the Internal Revenue Code (and regulations promulgated thereunder) if it is determined by the parties that such election will not have any adverse impact on Seller.

(c)           Cooperation.  Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Return or claim for refund and any audit, litigation or other proceeding with respect to the Company’s Taxes.  Purchaser and Seller shall provide each other with the information that either party is required to report pursuant to Section 6043 of the Code.

(d)           Payment of Transfer Taxes and Fees.  Seller shall pay Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, and shall indemnify, defend, and hold harmless Purchaser and Purchaser’s Affiliates including, following the Closing, the Company with respect to such Transfer Taxes.  Seller and Purchaser shall cooperate to ensure that all necessary documentation and Returns are filed with respect to any such Transfer Taxes.

(e)           Termination of Tax Sharing Agreements.  Any and all Tax allocation or sharing agreements or other agreements or arrangements binding the Company shall be terminated with respect to the Company as of the day before the Closing Date and, from and after the Closing Date the Company shall not be obligated to make any payment to Seller, Affiliate of Seller, Taxing Authority or other Person pursuant to any such agreement or arrangement for any past or future period.

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Section 4.8             Cooperation.  Purchaser and Seller shall cooperate fully , and to the extent reasonably requested by the other party, in connection with any securities filings or other public company compliance issues that may arise after consummation of the transactions contemplated by this Agreement.  Operating personnel costs above and beyond normal operating costs determined to be needed by Purchaser at the time of the cooperation, shall be borne by Seller as determined by a Shared Services Agreement, which the parties agree to negotiate and execute in good faith as soon as practical.  The Shared Services Agreement shall also cover, among other things, allocation of rent and office expenses incurred during the time in which the Seller utilizes Purchaser’s office space and resources and shall be in a form that is substantially similar to past practices and will have a term of no longer than three (3) months from the Closing.

Section 4.9             Shareholder Meeting.  Seller shall hold a shareholder meeting for the approval of the Acquisition (the “Shareholder Meeting”) as soon as possible following the execution of this Agreement.  Seller’s Board of Directors shall recommend to shareholders to vote “for” the Acquisition.  Seller shall use its reasonable best efforts to cause the holders of a majority of the outstanding shares of Seller’s capital stock to enter into a Voting Agreement attached hereto as Exhibit C (the “Voting Agreement”) and to cause a quorum to be present at the Shareholder Meeting.

Section 4.10           Employee Stock Options.  At or prior to Closing, Seller shall take all action so that all outstanding stock options issued by Seller to the Company’s employees and contractors shall be, effective upon Closing, fully exercisable and not subject to any further vesting or other contingencies (other than payment of the purchase price for such option), and such options shall remain exercisable for a period of not more than sixty (60) days following the Closing Date; however, this section does not apply to any of Seller’s Board members as of the Closing.

Section 4.11           No Shop.  Commencing on November 27, 2007, and ending upon termination of this Agreement, Seller and the Company, through Seller’s investment banker or otherwise, shall not solicit offers or proposals to purchase substantially all of the assets of the Company, a controlling interest in the capital stock of the Company or any other transaction concerning the voting control or ownership of the Company (an “Offer”).  If Seller or its agents receive any communication concerning an Offer, Seller shall immediately transmit such communication to Purchaser.

Section 4.12           Seller’s Assignment of Rights and Purchaser’s Assumption of Obligations.  Effective as of Closing, Seller assigns and transfers to Purchaser, and Purchaser assumes, all its obligations, right, title and interest in and to and arising from that certain Agreement and Plan of Merger by and among Microfield Group, Inc., CPS Acquisition Co., Christenson Electric, Inc. and CEAC, Inc. dated as of July 20, 2005.  The parties acknowledge that the consent of the other parties to such agreement may be required to effectuate such assignment, and to the extent any other party endeavors to provide such consent, Seller shall cooperate to provide the assignment contemplated by this Section 4.12.

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Section 4.13           Conduct of Business.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as expressly contemplated by this Agreement, Seller shall cause the Company to (i) conduct its business in the ordinary course consistent with past practice, and shall use its best efforts to preserve intact its business organization, financial condition, and relationships with third parties, and to keep available the services of its employees, and (ii) manage and maintain its working capital and financial condition at levels reasonably consistent with its historic seasonally adjusted working capital and financial condition.

ARTICLE V
CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 5.1              Obligations of Both Parties.  The obligations of both parties to consummate the Acquisition are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a)           Orders and Laws.  There shall not be in effect on the Closing Date any Order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

(b)           Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit Seller and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by this Agreement, shall have expired or been terminated.

Section 5.2             Obligations of Purchaser.  The obligations of Purchaser to purchase the Shares pursuant to Article I are subject to the fulfillment on or prior to the Closing Date of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

(a)           Representations and Warranties.  The representations and warranties made by Seller in this Agreement shall be true and correct on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

(b)           Performance.  Seller and the Company in all material respects shall have performed and complied with, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by such parties at or before the Closing.

(c)           Third Party Consents and Releases.  The Third Party Consents to the transactions contemplated by this Agreement (or in lieu thereof waivers of any rights triggered by consummation of the transactions contemplated by this Agreement), shall have been obtained and shall be in full force and effect.  There shall be no pending or threatened lawsuit challenging the transaction by any body or agency of the federal, state or local government or by any Third Party, and the consummation of the transaction shall not have been enjoined by a court of competent jurisdiction as of the Closing and any applicable waiting period under any applicable federal law shall have expired.

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(d)           Officer’s Certificate.  Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by an executive officer of the Company other than Walter, certifying to the satisfaction of the conditions set forth in Section 5.2(a) and Section 5.2(b)(the “Officer’s Certificate”).

(e)           Secretary’s Certificate.  Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the Secretary of the Company, certifying as to the truth and accuracy of, and attaching copies of the (i) the Company’s articles of incorporation as in effect at the time of the Closing, (ii) the Company’s Bylaws as in effect at the time of the Closing, (iii) resolutions approved by the Company’s Board of Directors authorizing the transactions contemplated hereby, and (iv) resolutions approved by the Seller, as the Company’s sole shareholder, authorizing the transactions contemplated hereby.

(f)           Bank Accounts.  Seller shall have caused each of the bank accounts set forth on the Disclosure Schedule to have been duly assigned and transferred to Purchaser as of the Closing.

(g)           Seller’s Assets.  All assets and equipment personally owned by Seller which are used by the Company or necessary for the conduct of the Business shall have been transferred to the Company pursuant to a bill of sale in substantially the form attached hereto as Exhibit B (the “Bill of Sale”).

(h)           Absence of Litigation or Threat of Litigation.  There shall be no pending or threatened claim, investigation, Action, suit or Proceeding of any kind against the Company as of the Closing that could have a Material Adverse Effect on the Company.

Section 5.3             Obligations of Seller.  The obligations of Seller to sell the Shares pursuant to Article Iare subject to the fulfillment on or prior to the Closing Date of each of the following conditions (all or any of which may be waived in whole or in part by Seller in their sole discretion):

(a)           Representations and Warranties.  The representations and warranties made by Purchaser in this Agreement shall be true and correct on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

(b)           Performance.  Purchaser in all material respects shall have performed and complied with, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

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ARTICLE VI
CLOSING DELIVERIES

Section 6.1              Form of Documents.  At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VI.  All documents which Seller deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser’s counsel.  All documents which Purchaser delivers shall be in form and substance reasonably satisfactory to Seller and Seller’s counsel.

Section 6.2              Purchaser’s Deliveries.  Subject to the fulfillment or waiver of the conditions set forth in Section 5.1and Section 5.2,Purchaser shall execute and/or deliver the following to Seller:

(a)           the Closing Payment;

(b)           Purchaser’s Certificate.  Purchaser shall have delivered to Seller a certificate dated the Closing Date and executed by a manager or authorized member of Purchaser, certifying to the satisfaction of the conditions set forth in Section 5.3(a) and Section 5.3(b).

(c)           Without limitation by specific enumeration of the foregoing, all other documents reasonably required from Seller to consummate the transactions contemplated hereby.

Section 6.3              Seller’s Deliveries.  Subject to the fulfillment or waiver of the conditions set forth in Section 5.1 and Section 5.3, Seller shall execute or deliver to Purchaser all of the following:

(a)           certificates representing all outstanding Shares, duly endorsed or with duly executed stock powers attached;

(b)           physical possession of all records, tangible assets, licenses, policies, contracts, plans, leases or other instruments owned by or pertaining to the Company which are in the possession of Seller;

(c)           the minute books and stock records of the Company;

(d)           the written resignations effective as of the Closing Date of such directors and officers of the Company as requested by Purchaser to resign;

(e)           the consents of third parties to the transactions contemplated by this Agreement (or in lieu thereof waivers of any rights triggered by consummation of the transactions contemplated by this Agreement);

(f)           Officer’s Certificate;

(g)           Secretary’s Certificate;

(h)           Interim Financial Statements; and

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(i)           without limitation by specific enumeration of the foregoing, all other documents reasonably required from Seller to consummate the transactions contemplated hereby.

Section 6.4             Joint Deliveries.  At the Closing, Seller and Purchaser shall execute and deliver the following:

(a)           Mutual Release of Intercompany Claims; and

(b)           Voting Agreement.

ARTICLE VII
INDEMNIFICATION

The rights and obligations of the parties under this Agreement shall be subject to the following terms and conditions:

Section 7.1              Survival of Representations and Warranties.  All representations and warranties made in this Agreement will survive the Closing of this Agreement, except that any Party to whom a representation or warranty has been made in this Agreement will be deemed to have waived any misrepresentation or breach of the representation or warranty if the Party had knowledge of such breach before the Closing.  The representations and warranties in this Agreement will terminate one (1) year after the Closing Date, and such representations or warranties will thereafter be without force or effect, except for any claim with respect to which notice has been given to the potential indemnifying party before such expiration date.

Section 7.2              Indemnification by Seller.

(a)           Extent of Indemnification.  Seller hereby agrees to indemnify and to hold the Purchaser and its Affiliates, successors and assigns (“Purchaser’s Indemnified Persons”) harmless from and against any and all claims, liabilities, obligations, costs, and expenses, including reasonable attorney fees (collectively, “Damages”) arising out of or related to:

(i)           Any breach or inaccuracy of any representation or warranty of the Seller made in this Agreement or any Related Document; or

(ii)           Any failure by the Seller to perform any covenant required to be performed by it pursuant to this Agreement or any Related Document; or

(b)           Notice of Claim.  If any claim is asserted against the Purchaser that would give rise to a claim by the Purchaser against the Seller for indemnification under the provisions of this Section, then the Purchaser will promptly give written notice to the Seller concerning such claim and the Seller will, at no expense to the Purchaser, defend the claim.

(c)           Limit on Indemnification.  The Seller will not be required to indemnify the Purchaser for an amount that exceeds $2,300,000.

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Section 7.3              Indemnification by Purchaser.  The Purchaser agrees to defend, indemnify, and hold harmless the Seller, its Affiliates, successors and assigns (“Seller’s Indemnified Persons”) from and against all Damages arising out of or related to:

(a)           Any breach or inaccuracy of any representation or warranty of the Purchaser made in this Agreement or any Related Document;

(b)           Any failure by the Purchaser to perform any covenant required to be performed by the Purchaser pursuant to this Agreement or any Related Document; or

(c)           Any claim against a guarantee made by Seller that was made for the benefit of the Company unless the Seller has not otherwise agreed in writing to continue as guarantor after the Closing.

Section 7.4             Defense of Claim by Purchaser.  If any claim is asserted against the Seller that would give rise to a claim by the Seller against the Purchaser for indemnification under the provisions of this Article VII, then the Seller will promptly give written notice to the Purchaser concerning such claim and the Purchaser will, at no expense to the Seller or the Company, defend the claim.

Section 7.5              Limits on Indemnification.  Notwithstanding the foregoing, the liability of the Seller or the Purchaser under Section 7.2 and Section 7.3will be subject to the following limitations:

(a)           Seller’s Liability.  The liability of the Seller pursuant to Section 7.2 is limited as follows:

(i)           No claim for indemnity will be effective if not made within one (1) year after the Closing Date.

(ii)           The maximum aggregate amount of the Seller’s liability is the amount set forth in Section 7.2(c).

(iii)           The Seller will not have any indemnification obligation with respect to the first $25,000 of Damages of the Purchaser’s Indemnified Persons as a group unless Damages of the Purchaser’s Indemnified Persons as a group equal or exceed such amount, in which case the Seller’s obligations under Section 7.2 will include the amount of Damages in excess of such amount.

(b)           Purchaser’s Liability.  The Purchaser’s obligations pursuant to Section 7.3 are limited as follows:

(i)           No claim for indemnity will be effective if not made within one (1) year after the Closing Date;

(ii)           The maximum aggregate amount of the Purchaser’s liability is $2,300,000; and

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(iii)           The Purchaser will not have any indemnification obligation with respect to the first $25,000 of Damages of the Seller’s Indemnified Persons as a group unless Damages of the Seller’s Indemnified Persons as a group equal or exceed such amount, in which case the Purchaser’s obligations under Section 7.3 shall include the amount of Damages in excess of such amount.

Section 7.6              Indemnification Procedure.

(a)           Third-Party Claims.

(i)           Each indemnified party will, with reasonable promptness after obtaining knowledge thereof, provide the indemnifying party with written notice of all third-party actions, suits, proceedings, claims, demands, or assessments that may be subject to the indemnification provisions of Section 7.6(a)(collectively, “Third-Party Claims”), including, in reasonable detail, the basis for the claim, the nature of Damages, and a good-faith estimate of the amount of Damages.

(ii)           The indemnifying party will have fifteen (15) days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to Section 7.6(a)and, if so, whether the indemnifying party elects to undertake, conduct, and control, through counsel of its choosing (subject to the consent of the indemnified party, such consent not to be withheld unreasonably), and at its sole risk and expense, the good-faith settlement or defense of the Third-Party Claim.

(iii)           If, within fifteen (15) days after its receipt of the claim notice, the indemnifying party notifies the indemnified party that it elects to undertake the good-faith settlement or defense of the Third-Party Claim, the indemnified party will reasonably cooperate with the indemnifying party in connection therewith including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third-Party Claim.  The indemnified party will be entitled to participate in the settlement or defense of the Third-Party Claim through counsel chosen by the indemnified party, at its expense.  If the proposed settlement would impose an obligation or duty on the indemnified party, the indemnified party will have the right to approve the settlement, and, in that case the settlement may not be undertaken without such approval.  As long as the indemnifying party is contesting the Third-Party Claim in good faith and with reasonable diligence, the indemnified party will not pay or settle the Third-Party Claim.  Notwithstanding the foregoing, the indemnified party will have the right to pay or settle any Third-Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the indemnifying party.

(iv)           If the indemnifying party does not provide notice that it elects to undertake the good-faith settlement or defense of the Third-Party Claim, or if the indemnifying party fails to contest the Third-Party Claim or to undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party will thereafter have the right to contest, settle, or compromise the Third-Party Claim at its exclusive discretion, at the risk and expense of the indemnifying party, and the indemnifying party will thereby waive any claim, defense, or argument that the indemnified party’s defense or settlement of such Third-Party Claim is in any respect inadequate or unreasonable.

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(v)           A party’s failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

(b)           Claims Other than Third-Party Claims.

(i)           Each indemnified party will, with reasonable promptness, deliver to the indemnifying party written notice of all claims for indemnification under Section 7.6, other than Third-Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages, and a good-faith estimate of the amount of Damages.

(ii)           The indemnifying party will have thirty (30) days after its receipt of the claim notice to notify the indemnified party in writing whether or not the indemnifying party accepts liability for all or any part of the Damages described in the claim notice.  If the indemnifying party does not so notify the indemnified party, the indemnifying party will be deemed to accept liability for all the Damages described in the claim notice.

(iii)           A party’s failure to give timely notice will not constitute a defense (in part or in whole) to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

ARTICLE VIII
MISCELLANEOUS

Section 8.1             Termination.  At any time prior to Closing, this Agreement may be terminated as follows:

(a)           By Purchaser.  This Agreement may be terminated by Purchaser if (i) Seller breaches any of its representations, warranties, covenants or obligations hereunder and such breach shall not have been cured within ten (10) business days of receipt by Purchaser of written notice of such breach, (ii) if the Board of Directors of Seller withdraws, modifies or changes its recommendation that its shareholders approve the Acquisition, or if the approval of the shareholders is not obtained at the Shareholder Meeting, or (iii) the Board of Directors of Seller does not approve this Agreement by November 30, 2007.

(b)           By Seller.  This Agreement may be terminated by Seller’s written notice to Purchaser if (i) Purchaser breaches any of its representations, warranties, covenants or other obligations hereunder and such breach shall not have been cured within ten (10) business days following receipt by Purchaser of written notice of such breach.

(c)           Mutual Consent.  This Agreement may be terminated by the mutual consent of Seller and Purchaser.

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Section 8.2             Notices.  Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

If to Purchaser, to:
CEI Acquisition, LLC
111 SW Columbia Ave., Suite 480
Portland, Oregon 97201
Attention: A. Mark Walter
Facsimile: (503) 419-3333

with required copies to:
Jon R. Summers
White & Lee LLP
805 SW Broadway, Suite 2440
Portland, Oregon 97205
Facsimile: (503) 419-3001

If to Seller, to:
Microfield Group, Inc.
111 SW Columbia Ave., Suite 400
Portland, Oregon 97201
Attention: Randy Reed
Facsimile: (503) 419-3333

With a required copy to:
Jonathan A. Bennett
Dunn Carney Allen Higgins & Tongue LLP
851 SW Sixth Avenue, Suite 1500
Portland, Oregon 97205
Facsimile: (503) 224-7324

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 8.3             Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

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Section 8.4              Expenses.  Except as otherwise expressly provided in this Agreement whether or not the transactions contemplated hereby are consummated, Purchaser will pay its own costs and expenses (including all legal and accounting fees and expenses), and Seller will pay their and the Company’s costs and expenses (including all legal and accounting fees and expenses), incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby and thereby.   If the Company is sold to a third party and not to Purchaser or if Seller’s Board of Directors does not approve this Agreement by November 30, 2007, Seller shall promptly pay all costs, fees and other expenses, including attorney fees, of Purchaser.

Section 8.5              Successors and Assigns.  This Agreement may not be assigned by either party hereto without the prior written consent of the other party; provided, however, that without such consent, Purchaser may transfer or assign, in whole or in part or from time to time, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Purchaser of its obligations hereunder.  Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

Section 8.6              Governing Law.  This Agreement and the exhibits and schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Oregon, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Oregon or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Oregon.

Section 8.7              Attorneys’ Fees.  In the event of any controversy or claim arising under this Agreement, the prevailing party in such controversy or claim shall be entitled to reimbursement from the non-prevailing party of attorneys’ fees and costs reasonably incurred by such prevailing party in the resolution of such controversy or claim.

Section 8.8              Counterparts.  This Agreement may be executed in counterparts, and either party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.  The parties agree that the delivery of this Agreement may be effected by means of an exchange of signatures by facsimile or other electronic methods.

Section 8.9              No Third-Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article VII.

21 - ACQUISTION AGREEMENT

Section 8.10           Entire Agreement.  This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Acquisition.  All exhibits and schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

Section 8.11            Captions.  All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.12           Severability.  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.13           Specific Performance.  Purchaser and Seller agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

Section 8.14           Board Approval.  Seller’s obligations under this Agreement are subject to final approval by the Board of Directors of Seller.

Section 8.15           Disclosure Schedules.  Seller will prepare the Disclosure Schedules by December 10, 2007.

Section 8.16           Certain Definitions.  When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 8.16.

“Act” has the meaning assigned in Section 3.6.

“Acquisition” has the meaning assigned in Section 1.1.

“Actions” or “Proceedings” means any action, suit, proceeding, arbitration or governmental or regulatory authority investigation.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

“Benefit Plans” has the meaning assigned in Section 2.18.

“Bill of Sale” has the meaning assigned in Section 5.2(g).

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“Business” means the Company’s business of electrical contracting services and the sale of related electrical and technology products.

“Business Day” means a day that is not a Saturday, a Sunday or a statutory or civic holiday in the State of Oregon, or any other day on which the principal offices of either Seller or Purchaser are closed or become closed prior to 2:00 p.m. local time whether in accordance with established company policy or as a result of unanticipated events, including adverse weather conditions.

“CERCLA” means Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing” has the meaning assigned in Section 1.4.

 “Closing Date” has the meaning assigned in Section 1.4.

“Closing Payment” has the meaning assigned in Section 1.3(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” has the meaning assigned in the recitals of this Agreement.

“Contract” or “Contracts” means any written or oral contract, agreement or understanding between two or more parties.

“Damages” has the meaning assigned in Section 7.2(a).

“Disclosure Schedule” has the meaning assigned in the forepart of Article II.

“Encumbrances” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, option, right of first refusal, restriction of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

 “Environmental Claim” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation (written or oral) by any Person alleging potential liability (including potential liability for enforcement, investigation costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (i) the presence or Release into the environment of any Hazardous Substance at any location, whether or not owned by Seller; or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (iii) any and all claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Substances.

23 - ACQUISTION AGREEMENT

“Environmental Laws” means all federal, state or local statutes, laws, rules, ordinances, codes, rule of common law, regulations, judgments and orders in effect on the Closing Date and relating to protection of human health or the environment (including ambient air, surface water, ground water, drinking water, wildlife, plants, land surface or subsurface strata), including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

“Environmental Permits” means all environmental, health and safety permits, licenses, registrations, and governmental approvals and authorizations.

“GAAP” means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

“Hazardous Substances” means: (i) any petroleum or petroleum products, radioactive materials, asbestos in any form, mold, mildew, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls (PCBs) and radon gas; and (ii) any chemicals, materials or substances which are now or ever have been defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or other words of similar import, under any Environmental Law.

 “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

 “Intellectual Property Rights” means all rights, if any, existing now or in the future under patent law, copyright law, industrial design rights law, semiconductor chip and mask work protection law, moral rights law, trade secret law, trademark law, domain name law, unfair competition law, publicity rights law, privacy rights law, and any and all similar proprietary rights, and any and all applications for registration, registrations, letters patent, renewals, extensions, divisions, continuations, reissues, and restorations thereof, now or hereafter in force and effect anywhere in the world.

“Intercompany Payables” has the meaning assigned in Section 2.16.

“Interim Financial Statements” has the meaning assigned in Section 2.8.

“Leases” has the meaning assigned in Section 2.14(b).

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, asserted, unasserted, fixed or otherwise, or whether due or to become due).

24 - ACQUISTION AGREEMENT

“Loss” or “Losses” means any and all damages, fines, penalties, deficiencies, losses, judgments, costs and expenses (including interest, court costs, reasonable fees of attorneys, accountants and other experts) and other reasonable expenses of litigation or other proceedings with respect to any claim, default or assessment.

 “Material Adverse Effect” shall mean a material adverse effect on the Business, operations, results of operations, financial condition, assets, liabilities and sales of the Company; provided, however, that a Material Adverse Effect shall not include (i) any effect or change, including changes in national, international, or regional conditions, relating to or affecting the industries in which the Company, its customers or suppliers do business, (ii) changes or possible changes in foreign, federal, state or local laws, statutes or regulations, or (iii) the loss of any customers or suppliers solely as a result of any announcement relating to the transactions contemplated under this Agreement..

“Officer’s Certificate” has the meaning assigned in Section 5.2(d).

“Order” means any writ, judgment, decree, injunction or similar order of any governmental or regulatory authority (in each such case whether preliminary or final).

“Party” or “Parties” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a governmental entity, or any other entity or body.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any governmental or regulatory authority.

“Person” or “Persons” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a governmental entity, or any other entity or body.

“Purchaser’s Indemnified Persons” has the meaning assigned in Section 7.2(a).

“Purchase Price” has the meaning assigned in Section 1.2.

“Purchaser” has the meaning assigned in the forepart of this Agreement.

“Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.

“Returns” has the meaning assigned in Section 4.7(a).

“Seller” has the meaning assigned in the forepart of this Agreement.

“Seller’s Indemnified Persons” has the meaning assigned in Section 7.3.

“Shareholder Meeting” has the meaning assigned in Section 4.9.

25 - ACQUISTION AGREEMENT

“Shares” has the meaning assigned in the recitals of this Agreement.

“Tax” or Taxes” means any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any monetary obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Third Party” means any Person (including, but not limited to, a governmental or regulatory authority) not an Affiliate of the other referenced Person or Persons.

“Third-Party Claims” has the meaning assigned in Section 7.6(a).

“Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer taxes and fees.

“Voting Agreement” has the meaning assigned in Section 4.9.

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IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

PURCHASER:

CEI Acquisition, LLC

Signature:	/s/ A. Mark Walter
A. Mark Walter
Managing Member

SELLER:

Microfield Group, Inc.

Signature:	/s/ Rodney M. Boucher
Rodney M. Boucher
Chief Executive Officer

FIRST AMENDMENT TO ACQUISITION AGREEMENT

This First Amendment to Acquisition Agreement (this “Amendment”) is dated January 30, 2008, and is by and between CEI ACQUISITION, LLC, an Oregon limited liability company (“Purchaser”), and MICROFIELD GROUP, INC., an Oregon corporation (“Seller”).

RECITALS

A.           Purchaser and Seller are parties to a certain Acquisition Agreement dated November 27, 2007 (the “Acquisition Agreement”); and

B.           Purchaser and Seller now desire to amend the Acquisition Agreement as follows.

AGREEMENT

1.           Closing Payment.  Purchaser and Seller hereby agree to add the following sentence to Section 1.3(a): “To the extent that the adjustments to the Purchase Price pursuant to Section 1.2(a) and Section 1.2(b) result in an aggregate adjustment owed by Seller to Purchaser which exceeds the Purchase Price, then such excess shall be paid by Seller to Purchaser at Closing.”

2.           Corporate Existence of Purchaser.  Purchase and Seller hereby agree to change “Delaware” to “Oregon” in Section 3.1.

3.           Shareholder Meeting.  Purchaser and Seller hereby agree to revise the last sentence of Section 4.9 to read: “Seller shall use its best efforts to cause a quorum to be present at the Shareholder Meeting, and to cause a vote “for” the Acquisition.”

4.           Joint Deliveries.  Purchaser and Seller hereby agree to change “Voting Agreement” to “Reserved” in Section 6.4(b).

5.           Disclosure Schedules.  Purchaser and Seller hereby agree to revise Section 8.15 to read: “Seller will prepare the Disclosure Schedules and deliver them to Buyer no later than fifteen (15) days prior to the Shareholder Meeting.”

6.           Certain Definitions.  Purchaser and Seller hereby agree to delete the definition of “Voting Agreement” from Section 8.16.

7.           Effect of Amendment.  Except as amended by the terms and conditions hereof, all terms and conditions of the Acquisition Agreement shall remain in full force and effect.

1-First Amendment to Acquisition Agreement

8.           Capitalized Terms.  Capitalized terms used but not defined herein shall have the meaning set out in the Acquisition Agreement.

9.           Execution.  This Amendment may be executed in counterparts.  Facsimile delivery is sufficient.

In witness whereof, this First Amendment to Acquisition Agreement has been duly executed and delivered by each party hereto as of the date first above written.

CEI ACQUISITION, LLC

Signature:	/s/ A. Mark Walter
Mark Walter
Managing Member

MICROFIELD GROUP, INC.

Signature:	/s/ Rodney M. Boucher
Rodney M. Boucher
Chief Executive Officer

2-First Amendment to Acquisition Agreement

APPENDIX C

November 27, 2007
The Board of Directors and
The Special Committee of the Board of Directors
Microfield Group, Inc.
111 Southwest Columbia, Suite 480
Portland, OR  97201

Members of the Special Committee and the Board of Directors:

We understand that CEI Acquisition, LLC (“CEI”), an Oregon limited liability company, proposes to pay Microfield Group, Inc. (“Microfield”) $1,650,000 cash, subject to adjustments for inter-company payables and office equipment, for 100% of the capital stock of Christenson Electric, Inc. (“Christenson”), its wholly owned subsidiary (the “Transaction”). We also understand that the members of CEI consist of certain key managers of Christenson, including its chief executive officer. You have requested that Roth Capital Partners (“RCP”), as investment bankers, provide its opinion (the “Opinion”) as to the fairness, from a financial point of view, of the amount of consideration to be received in the Transaction by Microfield.

In connection with our Opinion set forth below, we have, among other things:

1)	reviewed the material terms of the Transaction, including the definitive purchase agreement dated November 27, 2007 relating to the purchase and sale of all of the capital stock of the Company;

2)
reviewed the letter of intent dated October 22. 2007 from CEI Acquisition, LLC to William McCormick, Chairman of the Microfield board of directors, including the provision allowing Microfield until November 27th, or 35 days from the date of the execution of the letter of intent, to solicit and entertain alternative offers for Christenson;

3)	reviewed certain publicly available audited and unaudited financial statements of Christenson and Microfield and certain other publicly available information concerning on Christenson;

4)	reviewed certain internal information, primarily financial in nature, concerning the Christenson prepared by its management;

5)	reviewed forecast financial statements of Christenson prepared and furnished to us by the senior management of Christenson and the chief financial officer of Microfield;

6)
held discussions with certain officers and employees of Christenson concerning the operations, financial condition and future prospects of Christenson and taken into account the intention of the certain senior managers of Christenson to seek employment elsewhere in the event the proposal of CEI is not successful;

7)	reviewed certain publicly available financial and stock market data relating to selected public companies that we considered relevant to our inquiry;

8)	reviewed certain publicly available data regarding transactions that we considered relevant to our inquiry;

9)	prepared discounted cash flow analyses of Christenson

10)	conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate.

In connection with our review, we have assumed and relied upon the accuracy and completeness of all financial and other information supplied to us by Christenson, and all publicly available information, and we have not independently verified such information. We have further relied on the assurances of the Company’s management that they are unaware of any facts that would make the information provided to us incomplete or misleading. We also have relied upon the managements of Christenson and Microfield as to the reasonableness and achievability of the financial projections (and the assumptions and bases therein) provided to us by Christenson and we have assumed that such projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future operating performance of Christenson. Christenson does not publicly disclose internal management projections of the type provided to RCP in connection with RCP’s review of the Transaction. Such projections were not prepared with the expectation of public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections. We have relied on these forecasts and do not in any respect assume any responsibility for the accuracy or completeness thereof.

We have not been requested to make, and we have not made, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of Christenson and we have not been furnished with any such appraisals or evaluations. Estimates of values of Christenson and its assets do not purport to be appraisals or necessarily reflect the prices at which Christenson or its assets may actually be sold. Because such estimates are inherently subject to uncertainty, RCP assumes no responsibility for their accuracy. We have however, relied upon Microfield management’s view that the liquidation of the assets of Christenson would not, after liquidation of the Company’s debt and satisfaction of obligations to employees and customers, yield any net proceeds to Microfield.

Our Opinion is necessarily based on share prices and economic and other conditions and circumstances as in effect on, and the information made available to us as of, November 27, 2007. We have assumed that the Transaction will be consummated on the terms and conditions as presented to us by management, without any waiver of material terms or conditions by Christenson. Subsequent developments may affect our Opinion and we have no obligation to update, reissue or reaffirm our Opinion.

This letter is directed to the Special Committee of  Microfield’s Board of Directors (the “Special Committee”) and Christenson’s Board of Directors (the “Board”) and the Opinion expressed herein is provided for the use of the Special Committee and the Board in their evaluation of the proposed Transaction. This letter does not constitute a recommendation of the Transaction over any other alternative transaction (including the alternative to not effect the Transaction) that may be available to Microfield or Christenson and does not address the underlying business decision of the Special Committee or the Board to proceed with or to effect the Transaction. Also RCP is not making any recommendation to Christenson’s stockholders as to whether or not they should vote for or against the Transaction or seek their statutory dissenters’ rights in respect of the Transaction. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, nor shall this letter be used for any other purposes, without the prior written consent of RCP, provided that this Opinion may be included in its entirety in any filing made by Microfield with the Securities and Exchange Commission with respect to the Transaction.

RCP has acted as the financial advisor to the Special Committee in connection with its efforts to secure an offer superior to the CEI offer for Christenson. In that capacity, RCP has contacted over thirty possible acquirers. RCP will receive a payment of $60,000 upon delivery of the Opinion to the board of directors of the Microfield and an additional cash fee of $100,000 at closing for its efforts to locate a superior offer. In addition, RCP has represented the Company in the past as an investment banker for which it has received customary fees.

Based upon and subject to the foregoing, we are of the opinion that, as of November 27, 2007 the amount of consideration to be paid to Microfield is fair to Microfield from a financial point of view.

Very truly yours,

/s/ Roth Capital Partners, LLC

Roth Capital Partners, LLC